330 Fifth Avenue	90 Merrick Avenue	1375 Broadway
Suite 1300	East Meadow, New York 11554	New York, New York 10018
New York, New York 10001	516.228.9000	212.944.4433
212.686.2224	516.228.9122 (fax)	212.994.5404 (fax)
212.481.3274 (fax)	cpa@rem-co.com

CERTIFIED PUBLIC ACCOUNTANTS

June 2, 2008

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re: Mandalay Media, Inc.’s Change in Certifying Accountant.

Dear Sir or Madam:

We have read Item 4.01 of Mandalay Media, Inc.’s Form 8-K dated June 2, 2008 and have the following comments:

1.  We agree with the statements made in the first three paragraphs of Item 4.01 concerning Raich Ende Malter & Co. LLP.

2.  We have no basis on which to agree or disagree with the statements made in the last two paragraphs of Item 4.01 with respect to information regarding the new accounting firm contained therein.